Exhibit 99.1

Press Release

For Immediate Release

OVERLAND STORAGE REPORTS

FISCAL 2010 FIRST QUARTER RESULTS

SAN DIEGO – November 12, 2009 – Overland Storage, Inc. (Nasdaq: OVRL) today reported first quarter results for its fiscal quarter ended September 30, 2009.

“While these remain difficult economic times, Overland is focused on what will enable us to succeed in the long term – rightsizing our operations to bring them more in line with expectations and innovating for future growth,” said Eric L. Kelly CEO of Overland Storage. “We have completed a successful fundraising effort and launched a new product with our recently announced strategic manufacturing partner Foxconn. With these actions and the capital we have raised, we now have the flexibility to continue to execute on a business strategy that will allow us to succeed in the long term.

Net revenue for the fiscal 2010 first quarter was $19.3 million, compared with $32.3 million for the same period a year ago, a decrease of 40.2 percent. The company reported a net loss of $3.7 million, or $0.29 per share, for the fiscal 2010 first quarter, compared with a net loss of $6.9 million, or $0.54 per share, for the same period a year earlier.

Compared to the prior-year quarter, branded-product sales declined 48.8 percent and service-related sales were constant at $5.7 million, while sales to OEM customers declined 50.5 percent. The declines noted are consistent with the company’s expectations during the realignment of Overland’s sales organization to focus on branded products and a change in product mix.

Gross-profit margin percentage of 27.0 percent remained unchanged compared to the same period a year ago due primarily to cost-saving initiatives and improved operational efficiencies implemented during fiscal 2009.

Operating expenses decreased for the fiscal 2010 first quarter to $8.4 million from $15.6 million in the fiscal 2009 first quarter. The decrease in operating expenses is primarily attributable to Overland’s fiscal 2009 restructuring activities. Operating expenses increased slightly on a sequential basis from $8.2 million in the fiscal 2009 fourth quarter. The increase was primarily attributable to $0.2 million in excess severance expenses associated with fiscal 2009 fourth quarter restructuring activities and $0.2 million in legal expenses associated with the 2010 restructuring activities and strategic planning. As adjusted to exclude these net charges of $0.4 million in the fiscal 2010 first quarter, operating expenses were $8.0 million, showing a decrease of 2.4 percent compared to operating expenses of $8.2 million in the fiscal 2009 fourth quarter. Adjusted operating expense is a non-GAAP measure, which management believes facilitates a better understanding of the impact of our restructuring activities on Overland’s results.

Cash at September 30, 2009 was $4.0 million, a 27.3 percent decrease from $5.5 million as of June 30, 2009. During the fiscal 2010 first quarter, the company made $0.4 million in payments toward the Adaptec note, and as of September 30, 2009, the balance on the Adaptec note was $0.7 million. Current liabilities associated with the company’s non-OEM accounts receivable financing arrangements, including interest, remained constant at $4.2 million as of September 30, 2009 compared to June 30, 2009.

About Overland Storage

As a leading, global specialist in backup, recovery and archive, Overland Storage is focused on helping IT departments address data protection and data retention challenges by incorporating innovative solutions with world-class service and support. Overland provides smart, affordable, end-to-end data protection solutions that are engineered to store smarter, protect faster and extend anywhere.

Overland Storage products include award-winning Snap Server® network attached storage products, NEO SERIES® tape libraries, and REO SERIES® disk-based backup and recovery appliances. Overland sells its products exclusively through a select network of value-added-resellers, system integrators and OEMs. The company has shipped more than 300,000 units to small and medium-sized businesses, as well as large enterprises in over 60 countries across the globe. For more information, visit www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations or raise outside capital to service and repay debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault, ULTAMUS, Snap Server, GuardianOS and Snap Enterprise Data Replicator are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:

Kurt L. Kalbfleisch, VP Finance and CFO

Email: kkalbfleisch@overlandstorage.com

858-571-5555

Sue Hetzel, HetzelMeade Communications

Email: sue@hetzelmeade.com

760-434-9927

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2009	2008
	(Unaudited)
Net revenue	$19,313	$32,303
Cost of revenue	14,105	23,581

Gross profit	5,208	8,722

Operating expenses:
Sales and marketing	4,274	9,425
Research and development	1,457	3,177
General and administrative	2,679	3,027
Impairment of long-lived assets		—

Total expenses	8,410	15,629

Operating loss	(3,202)	(6,907)
Interest (expense) income, net	(384)	64
Other expense, net	(34)	(187)

Loss before income taxes	(3,620)	(7,030)
Income taxes	72	(124)

Net loss	$(3,692)	$(6,906)

Net loss per share:
Basic and Diluted	$(0.29)	$(0.54)

Shares used in computing net loss per share:
Basic and Diluted	12,778	12,768

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	September 30, 2009	June 30, 2009
	(unaudited)
ASSETS
Cash	$3,997	$5,456
Accounts receivable, net	12,155	12,690
Inventories	11,742	12,492
Other current assets	7,366	7,410

Total current assets	35,260	38,048
Property, plant and equipment, net	952	1,107
Other assets	7,788	7,897

Total assets	$44,000	$47,052

LIABILITIES & EQUITY
Current liabilities, excluding debt	$34,421	$33,647
Debt, current portion	7,332	7,025
Long-term debt, net of current portion	—	693
Other long-term liabilities	5,681	5,802
Shareholders’ equity	(3,434)	(115)

Total liabilities and equity	$44,000	$47,052